[LOGO]

Company Contacts:                       Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
------------                            ------------------------------------
Tom Johnson (tjohnson@ezem.com)         Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624 x3317                    (212) 838-3777
www.ezem.com                            Bruce Voss (bvoss@lhai.com)
                                        (310) 691-7100

FOR IMMEDIATE RELEASE

                     E-Z-EM BOARD DECLARES SPECIAL DIVIDEND
                             OF ANGIODYNAMICS SHARES

LAKE SUCCESS, N.Y., August 19, 2004--E-Z-EM, Inc., (AMEX: EZM) today announced that its Board of Directors has declared a special stock dividend of the 9.2 million shares of common stock of its subsidiary AngioDynamics, Inc., (Nasdaq
NM: ANGO) held by E-Z-EM. The special stock dividend is payable on October 30, 2004 to E-Z-EM shareholders of record on October 11, 2004, and will mark the completion of AngioDynamics' spin-off from E-Z-EM.

E-Z-EM has received a private letter ruling from the Internal Revenue Service that the dividend will be tax-free for federal income tax purposes to E-Z-EM and its stockholders, except for any cash received by stockholders instead of a fractional share. The payout ratio will be determined on the record date.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company's diverse product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation balloon catheters, image-guided vascular access products, thrombolytic products, and drainage products.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance and sales of VoLumenTM, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended February 29, 2004, as well as its Annual Report on Form 10-K for the year ended May 31, 2003, and in the S-1 Registration Statement filed by AngioDynamics in connection with its public offering, may affect the actual results achieved by E-Z-EM and AngioDynamics.

                                      # # #